Exhibit 10.23

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

IND SPONSOR: JASPER THERAPEUTICS, INC.

CLINICAL TRIAL AGREEMENT

For Clinical Trials Conducted at the National Institutes of Health Clinical Center

BETWEEN

THE NATIONAL INSTITUTE OF ALLERGY AND INFECTIOUS DISEASES

(NIAID)

AND

JASPER THERAPEUTICS, INC.

NIH Protocol # […***…]

Jasper Therapeutics Protocol #s: JAS-BMT-CP-001 & -002 (-002 will be the amended version of 001) A Phase 1 Study to Evaluate the Safety and Tolerability of Tandemly-purified Allogeneic CD34+CD90+ HSC Administered Following Conditioning with AMG 191 to Achieve Engraftment and Immune Reconstitution in Patients with SCID (or as amended in protocol version -002)

Version 0.5 (January 2, 2020)

NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

The National Institute of Allergy and Infectious Diseases (NIAID), an institute of the National Institutes of Health (NIH), which is part of the United States Government Department of Health and Human Services (HHS), as represented by the Division of Intramural Research (DIR) and Jasper Therapeutics, Inc. (“Company”), located at 2200 Bridge Parkway, Ste. 102, Redwood City, CA 94065, (individually referred to as the “Party” and collectively referred to as the “Parties”), have agreed to cooperate in the conduct of a clinical trial at the NIH Clinical Center, in Bethesda, Maryland, designated as Protocol No. JAS-BMT-CP-001 & -002 for JSP-191, the title of which is “A Phase 1 Study to Evaluate the Safety and Tolerability of Tandemly-purified Allogeneic CD34+CD90+ HSC Administered Following Conditioning with AMG 191 to Achieve Engraftment and Immune Reconstitution in Patients with SCID.”

This Agreement sets forth the terms and conditions under which this protocol will be conducted and the clinical trial will be managed.

Company and NIAID agree as follows:

1.	DEFINITIONS

The terms listed in this Section have the meanings indicated throughout this Agreement. To the extent a definition of a term as provided in this Section is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

“Adverse Event” (AE) means any untoward medical occurrence in a Human Subject to whom the Test Article has been administered or the definition as stated in the Protocol. An adverse event does not necessarily have a causal relationship with the Test Article, that is, it can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Test Article, whether or not it is related to it. Adverse Event is further defined in ICH E6 section 1.2 and 21 C.F.R. 312.32.

“Agreement” means this Clinical Trial Agreement or “CTA”, all executed amendments and supplements to this Agreement, and all schedules, appendices, and exhibits to this Agreement.

“Case Report Form” (CRF) means the data collection form(s) to be completed for each Human Subject participating in the Clinical Trial. For clarity, an “eCRF” is an electronically reported version of a CRF.

“Certificate of Confidentiality” (CoC) means a certificate issued by NIH pursuant to Section 301(d) of the Public Health Service Act (42 U.S.C. 241(d)), that protects the privacy of Human Subjects enrolled in the Protocol. With limited exceptions defined in 42 U.S.C. 241(d), the CoC protects from disclosure names or any information, documents or biospecimens containing ISI collected under the Protocol.

“Clinical Research Site” means the NIH Clinical Center, their contractors, and Investigators at Bethesda, Maryland, USA where the Clinical Trial will be conducted in strict accordance with the Protocol.

“Clinical Study Report” in accordance with ICH E6 Section 1.13, is a written description of a Clinical Trial in which the clinical and statistical description, presentations, and analyses are fully integrated into a single report. The Clinical Study Report contains information on results including reactogenicity, adverse events, immunogenicity and other clinical or laboratory observations made with respect to the intervention employed in conducting the trial. A detailed description of the contents of a Clinical Trial Report is found in ICH E3 “Structure and Content of Clinical Study Reports.”

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NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

“Clinical Trial” is defined by the NIH as a research study1 in which one or more human subjects2 are prospectively assigned3 to one or more interventions4 (which may include placebo or other control) to evaluate the effects of those interventions on health-related biomedical or behavioral outcomes.5 In this Agreement, Clinical Trial means the Clinical Trial for the Protocol.

1See Revised Common Rule definition of research at 45 CFR 46.102(l).

2See Revised Common Rule definition of human subject at 45 CFR 46.102(e).

3The term “prospectively assigned” refers to a pre-defined process (e.g., randomization) specified in an approved protocol that stipulates the assignment of research subjects (individually or in clusters) to one or more arms (e.g., intervention, placebo, or other control) of a clinical trial.

4An intervention is defined as a manipulation of the subject or subject’s environment for the purpose of modifying one or more health-related biomedical or behavioral processes and/or endpoints.

5Health-related biomedical or behavioral outcome is defined as the pre-specified goal(s) or condition(s) that reflect the effect of one or more interventions on human subjects’ biomedical or behavioral status or quality of life.) (See http://grants.nih.gov/grants/guide/notice-files/NOT-OD-15-015.html for more information.)

“Completion of the Clinical Trial” the Clinical Trial is complete upon Company’s receipt of all eCRFs, review of Clinical Trial documentation, completion and resolution of all data queries, and close-out audits. For purposes of clarity, a completed eCRF is one that contains all complete, verified information in accordance with the Protocol, has been included in the eCRF “electronic database”, which is then reviewed and electronically signed by Principal Investigator prior to Clinical Trial close-out.

“Confidential Information” means non-public confidential scientific, proprietary, business, or financial information of a Party provided that Confidential Information does not include:

(a)	information that is within the public domain prior to the time of the disclosure by the disclosing Party to the receiving Party or thereafter becomes within the public domain other than as a result of disclosure by the receiving Party or any of its representatives in violation of this Agreement;

(b)	information that was, on or before the date of disclosure in the possession of the receiving Party;

(c)	information that is acquired by the receiving Party from a third party not under an obligation of confidentiality;

(d)	information that is hereafter independently developed by the receiving Party, without use of or reference to the Confidential Information of the disclosing Party;

(e)	information that the disclosing Party expressly authorizes the receiving Party to disclose.

(f)	information that is reasonably required by scientific standards for publication of the results of the Clinical Trial (including Clinical Trial methods and/or data) or any information that is necessary for other researchers to verify the results of the Clinical Trial; or

(g)	information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the Test Article.

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NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

“Contract Research Organization” (CRO) means an entity that assumes, as an independent contractor with Company one or more of the obligations of a the Company hereunder, e.g., design of a protocol, selection or monitoring of investigations, evaluation of reports, and preparation of materials to be submitted to the Food and Drug Administration. For purposes of this Agreement and the Clinical Trial, Company has engaged […***…], d/b/a […***…] as CRO. References herein to “Company” shall be deemed to include CRO as the context requires.

“Data and Safety Monitoring Board (or Committee)” (DSMB or DSMC) is an independent group of experts that advises the Company and the Investigators. The primary responsibilities of the DSMB are to: (i) to periodically review and evaluate the accumulated data of the Clinical Trial for participant safety, Clinical Trial conduct and progress, and when appropriate, efficacy; and (ii) to make recommendations to the Company concerning the continuation, modification, or termination of the Clinical Trial.

“Effective Date” means the date of the last signature of the authorized representatives of the Parties executing this Agreement.

“Food and Drug Administration” (FDA) means the U.S. Food and Drug Administration.

“Government” means the federal government of the United States of America.

“Genome-Wide Association Study” (GWAS) means any study of genetic variation across the entire human genome that is designed to identify genetic associations with observable traits (such as blood pressure or weight), or the presence or absence of a disease or condition.

“Human Subject” as defined in 45 CFR 46 means a living individual about whom an investigator (whether professional or student) conducting research (1) obtains information or biospecimens through intervention or interaction with the individual, and uses, studies, or analyzes the information or biospecimens or (2) obtains, uses, analyzes, or generates identifiable private information or identifiable biospecimens.

“Independent Safety Monitor” (ISM) is a physician or other expert who is independent of a study and readily available to review and recommend actions on adverse events and other safety issues.

“Identifiable, Sensitive Information” (ISI) means, in accordance with the definition of 42 U.S.C. 241(d)(4), information that is about an individual and that is gathered or used during the course of research as described in 42 U.S.C. 241(d)(1)(A) through which an individual is identified, or that includes IPI, or for which there is at least a very small risk, as determined by current scientific practices or statistical methods, that some combination of the information, a request for the information, and other available data sources could be used to deduce the identity of an individual.

“Identifiable Private Information” (IPI) means private information about a Human Subject from which the identity of the Human Subject is or may readily be ascertained. Regulations defining and governing this information include 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

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NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

“Informed Consent Form” (ICF) means a signed and documented form in which each Human Subject, or his/her guardian, voluntarily consents or confirms his or her willingness to participate in the Clinical Trial after having been informed of all aspects of the Clinical Trial that are relevant to that Human Subject’s decision to participate. The Informed Consent Form must satisfy the requirements of ICH E6, 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

“Institutional Review Board” (IRB) means, in accordance with 45 C.F.R. Part 46, Protection of Human Subjects (Revised November 13, 2001) and 21 C.F.R. Part 56, Subpart C: IRB Functions and Operations (as amended June 18, 1991), and other applicable regulations, an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in the Clinical Trial. It may also be referred to as an Independent Ethics Committee in accordance with ICH E6, Section 1.27.

“The International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use” (ICH). ICH refers to one or all of the following requirements used throughout this Agreement:

(a)	ICH E2F: “Development Safety Update Report”, including the latest finalized revision, if any.

(b)	ICH E3: Structure and Content of Clinical Study Reports”, including the latest finalized revision, if any.

(c)	ICH E6: “Good Clinical Practice: Consolidated Guidance”, published in the Federal register (62 Federal Register 25692 (1997)), including the latest finalized revision. Also referred to as “FDA Good Clinical Practice Guidelines”.

“Invention” means any invention or discovery that may or may not be patentable or otherwise protected under 35 U.S.C.

“Investigational New Drug Application” (IND) is the Company’s request for authorization from FDA to administer the Test Article to Human Subjects, filed in accordance with 21 C.F.R. Part 312.

“Investigator” means, in accordance with 21 C.F.R. Part 312.3, the individual at the Clinical Research Site who will actually conducts the Clinical Trial, that is, who directs the administration or dispensation of Test Article to Human Subjects, and who assumes responsibility for studying such Human Subjects, for recording and ensuring the integrity of research data, and for protecting the welfare and safety of such Human Subjects. In the event an investigation is conducted by a team of individuals, the Investigator is the responsible leader of that team. “Subinvestigator” includes any other individual member of that team. For clarity, the Investigator, Subinvestigators, and all other members of the NIAID Clinical Trial team will be compensated solely by NIAID for work done on the Clinical Trial and will not be directly compensated by Company and/or CRO for such work.

“Investigator Brochure” (IB) means, in accordance with the definition in 21 C.F.R. Part 312.23(a)(5), a document containing information about the Test Article, including animal screening, preclinical toxicology, and detailed pharmaceutical data, including a description of possible risks and side effects to be anticipated on the basis of prior experience with the Test Article or related drugs, and precautions, such as additional monitoring, to be taken as part of the investigational use of the Test Article.

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NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

“Office of Human Research Protections” (OHRP) means the HHS office that oversees protection of human subjects from research risks under 45 C.F.R. Part 46 (the Common Rule).

“Party” means an entity entering into this Agreement, referred to individually as the “Party” and collectively as the “Parties”.

“Patent” means any issued United States patent, any international counterpart and any corresponding grant by a non-U.S. government in place of a patent.

“Protocol” means the formal, detailed description of the Clinical Trial to be performed as provided in Protocol : JAS-BMT-CP-001 & -002 for JSP-191, the title of which is: “A Phase 1 Study to Evaluate the Safety and Tolerability of Tandemly-purified Allogeneic CD34+CD90+ HSC Administered Following Conditioning with AMG 191 to Achieve Engraftment and Immune Reconstitution in Patients with SCID.” A Protocol describes the objective(s), design, methodology, statistical considerations, and organization of a clinical trial. For the purposes of this Clinical Trial, the term Protocol includes any and all associated documents, including Informed Consent Forms, to be provided to Human Subjects and potential participants in the Clinical Trial. This Agreement will be governed by the most recent version of the Protocol, and should this Agreement be executed prior to complete finalization of the Protocol, the last-dated version thereof will be considered to be incorporated by reference in place of any prior versions. In the event that there is a conflict between the terms of the Protocol and the ministerial or administrative terms of this Agreement, the terms of this Agreement will govern; provided that, for clarity, the terms of the Protocol shall govern in the event that such a conflict reads on the conduct of the Clinical Trial in terms of technical, clinical, scientific, or safety matters.

“Protocol Team” means the Company team responsible for the development and management of the Protocol, evaluation of data, proposal of amendments, and all issues related to the Protocol or aspects of Protocol development and modification. The Protocol Team may include, at the Company’s sole and exclusive discretion, the Investigators, representatives from NIAID, and the persons involved with statistical and data analysis for the Clinical Trial. Participation on the Protocol Team will be as agreed by the Parties and will take into account any special requirements of the Protocol design.

“Safety Monitoring Committee” (SMC) means an independent group of experts that advises NIAID and the Investigators for clinical trials. The primary responsibility of the SMC is to monitor Human Subject safety. The SMC considers study-specific data as well as relevant background information about the disease, test agent, and target population under study.

“Serious Adverse Event” (SAE) or “Serious Suspected Adverse Reaction” means the definition as stated in the Protocol or an Adverse Event or Suspected Adverse Reaction that in the view of either the Investigator or sponsor, results in any of the following outcomes:

(a)	Death,

(b)	A life-threatening adverse event,

(c)	Inpatient hospitalization or prolongation of existing hospitalization,

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(d)	A persistent or significant incapacity or substantial disruption of the ability to conduct normal life functions,

(e)	A congenital anomaly/birth defect, or

(f)	Important medical events that may not result in death, be life-threatening, or require hospitalization, but, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent of the outcomes (a) through (e).

“Sponsor” means, in accordance with the definition in 21 C.F.R. Part 312.3, an organization or individual who assumes legal responsibility for supervising or overseeing the Clinical Trial with Test Article, and is sometimes referred to as the “IND holder”. The Sponsor for the Protocol is Company.

“Sponsor Medical Monitor” or “SMM” is a company appointed physician with relevant expertise whose primary responsibility is to provide safety monitoring for the Clinical Trial in a timely fashion. This is accomplished by review of adverse events, per Protocol specification, with follow-up through resolution. The SMM evaluates individual and cumulative participant data when making recommendations regarding the safe continuation of the Clinical Trial.

“Suspected Adverse Reaction” means any Adverse Event for which there is a reasonable possibility that the drug caused the Adverse Event. For the purposes of IND safety reporting, “reasonable possibility” means there is evidence to suggest a causal relationship between the drug and the adverse event. Suspected Adverse Reaction is further defined in 21 C.F.R. 312.32.

“Test Article” means, in accordance with 21 C.F.R. Part 50.3(j), any drug (including a biological product), medical device, food additive, color additive, electronic product, material or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301, et seq., Pub. L.No.75-717, 52 Stat. 1040 (1938), as amended. In this Agreement, JSP-191 and CD34+CD90+ HSC are referred to as the “Test Article”.

“Unexpected Adverse Event” or “Unexpected Suspected Adverse Reaction” means the definition as stated in the Protocol or an adverse event or suspected adverse reaction which is considered “unexpected” because it is not listed in the Investigator Brochure or is not listed at the specificity or severity that has been observed; or, when an Investigator Brochure is not required or available, is not consistent with the risk information described in the general investigational plan or elsewhere in the current application. Unexpected Adverse Event and Unexpected Suspected Adverse Reaction are further defined in 21 C.F.R. 312.32.

2.	CLINICAL RESEARCH SITE AND INVESTIGATORS

2.1.	NIAID will not knowingly utilize:

2.1.1	Any organization performing services in connection with this Clinical Trial that has been:

(i)	Debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) and (b); or

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(ii)	Suspended by the Office for Human Research Protections (OHRP) as a clinical research site under 45 C.F.R. Part 46; or

2.1.2	Any person convicted of a felony under federal law for conduct:

(i)	Relating to the development or approval, including, but not limited to, the process for development or approval, of any drug, product, medical device, New Drug Application (NDA), Pre-Market Application (PMA), 510(k) or IND or similar application; or

(ii)	Otherwise relating to the regulation of any drug product or medical device under the FD&C Act; or

2.1.3	Any person performing services in connection with this Clinical Trial that has been disqualified as a clinical investigator under 21 C.F.R. Part 312.70; or

2.1.4	Any Investigator who is not qualified by training and experience as an appropriate expert to conduct the Clinical Trial, as required under 21 C.F.R. Part 312.53.

2.2.	If either Party, at any time, becomes aware that any organization or person involved in the Clinical Trial is debarred, threatened with debarment, disqualified, threatened with disqualification, or suspended, that Party will notify the other Party immediately.

2.3.	NIAID will conduct the Clinical Trial in accordance with good clinical practice, including as defined by the ICH and comply with all applicable U.S. and foreign government, state and local laws, regulations and guidelines.

2.4.	NIAID understands and agrees that this Clinical Trial is part of a multi-site study. Company is conducting, at its own expense and under the IND, additional clinical trials with the Test Article. The Company agrees to inform the NIAID in writing of any other clinical trials it may support for the use of the Test Article that would compete with this Clinical Trial for the same Human Subject population.

3.	INVESTIGATIONAL NEW DRUG APPLICATION SPONSORSHIP

3.1.	IND. The Company will submit an IND covering the Protocol to the FDA. The IND will satisfy all of the requirements of the FDA.

3.2.	Company holds the only IND under which the Protocol(s) will be conducted. During and for a period of […***…] after the completion of a Protocol, Company shall promptly provide to NIAID any information that Company has reasonably determine could directly affect the health or safety of past or current Human Subjects, or influence the conduct of the Protocol. Such information may arise from any source, for example, safety reports provided to the FDA, study results, information in site monitoring reports or data safety monitoring committee reports. NIAID shall be free to communicate the relevant safety information to each Human Subject and the IRB.

3.3.	Records and Recordkeeping. NIAID agrees to maintain all records described in the Protocol and required by this Agreement resulting from the Clinical Trial for the time required by applicable local, state and federal laws and regulations and shall allow for inspections of all such records by Company, CRO, or its or their authorized representatives during such period of retention, with […***…] notice to the NIAID. All such records shall be submitted to Company upon request or upon completion of the Clinical Trial or as it otherwise directs. All reports provided to Company by NIAID must be in accordance with the Protocol and FDA requirements or as it otherwise instructs. Notwithstanding the foregoing, NIAID may retain one copy of the foregoing records for archival purposes. Records of the Study, including either the original or a copy of all ICFs of Human Subjects, shall be retained in conformance with applicable federal and state laws and regulations and NIAID policies.

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3.4.	Protocol Monitoring. CRO will be responsible for Clinical Research Site monitoring and quality assurance of all data in accordance with the clinical monitoring plan. Monitoring will be done in compliance with FDA Good Clinical Practice Guidelines (ICH) (E6). CRO will communicate any clinically significant findings from its clinical monitors to Company.

3.5.	Audit and Inspection. With […***…] days notice to the NIAID, Company, CRO, or its or their authorized representatives, and regulatory authorities to the extent permitted by law, may, during regular business hours: (a) examine and inspect NIAID’s facilities used in performance of the Clinical Trial, including storage or use of the Test Article; (b) inspect and copy all data and work product relating to the Clinical Trial or the IRB, including CRFs, Human Subject medical records, ICFs and other informed consent documentation, required licenses, certificates and accreditation; and (c) interview Investigator, Subinvestigators, and NIAID or IRB personnel. NIAID shall cooperate with any such inspection and shall provide timely access to requested records and data.

3.6.	Safety Reporting

3.6.1	The Company will collect safety reports according to the procedure outlined in the Protocol. The Company will assume responsibility for the reporting of safety reports to the FDA and will provide copies of the reports to NIAID.

3.6.2	(i)	For any safety report that meets all of the following criteria of (i) Serious (ii) Unexpected and (iii) Suspected Adverse Reaction, Company will provide to NIAID a completed copy of the safety report at the time the report is submitted to the FDA, and Company will provide follow up information to NIAID at the time the follow up safety report is submitted to FDA. The reporting will be completed in the timeframes consistent with 21 CFR 312.32.

(ii)	Company will report all other Serious and non-serious Adverse Events to the FDA and to NIAID on a timely basis consistent with 21 C.F.R. Part 312.33, and the Protocol.

3.6.3	As the manufacturer, Company will, in a timely manner consistent with FDA requirements and during the term of this Clinical Trial, provide NIAID with any information it now has or may obtain in the future regarding the safety and/or the toxicity of Test Article. NIAID will promptly transmit that information to the Investigator and any Subinvestigators.

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NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

3.7.	Safety Monitoring. In accordance with NIH guidelines Company and NIAID agree that the following type(s) of safety monitoring is (are) necessary and appropriate for this Clinical Trial:

Sponsor Medical Monitor (SMM). Sponsor has appointed a physician with relevant expertise, […***…], whose primary responsibility will be to provide safety monitoring for the Clinical Trial in a timely fashion. […***…] will review of adverse events, per Protocol specification, and follow-up through resolution. […***…] will evaluate individual and cumulative participant data when making recommendations regarding the safe continuation of the Clinical Trial.

AND

Data and Safety Monitoring Board (DSMB). Company will notify NIAID in advance of any DSMB review. NIAID may participate in and will receive the open session reports of the DSMB. Prior to the Completion of the Clinical Trial, data and reports distributed for DSMB review will be used only for the purposes of the DSMB meeting and will be held in confidence by the DSMB.

3.8.	Adverse Experience Reporting. NIAID and/or Investigator shall promptly report to Company and/or CRO all serious adverse experiences (including for example, AE or SAE) that may be associated with the administration of the Test Article that occur during the course of the Clinical Trial. For purposes of this Section, “promptly” shall mean within […***…] of the occurrence of any such serious adverse experience. Failure to comply with this Section 3.8 shall constitute reasonable grounds for Jasper to terminate this Agreement as provided in Section 23.

4.	FDA MEETINGS/COMMUNICATIONS

4.1.	With respect to any discussions with the FDA involving data obtained from this Clinical Trial under Company’s IND, Company will take the initiative in arranging meetings with the FDA. Company may, at its sole and exclusive option, provide NIAID with copies of all transmittal letters for IND submissions, IND Safety Reports, formal questions and responses that have been submitted to the FDA, except to the extent that those documents contain the proprietary information of Company or a third party.

4.2.	Company will promptly notify NIAID of any FDA correspondence related to the Protocol that is received by Company, and/or any FDA enforcement actions directed toward Company, in each case that could impact the safety of Human Subjects in the Clinical Trial, Test Article, or Protocol, including but not limited to: warning letters, seizures, recalls, injunctions/consent decrees, rejection of regulatory submissions or withdrawal of approval for a Test Article, and proceedings to debar Company, or individuals employed under a contract to Company.

4.3.	Company will also promptly notify NIAID of any action taken by the FDA regarding manufacturing of the Test Article that would impact the safety of Human Subjects in the Clinical Trial.

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5.	SUPPLY, DISTRIBUTION, AND USE OF TEST ARTICLE

5.1.	Supply.

5.1.1	NIAID will provide Company with an estimate of the quantity of Test Article that will be required to complete the Protocol. The Test Article shall be used solely for purposes of the performance of the Clinical Trial by NIAID. NIAID shall keep the Test Article in an area that has controlled access, which access shall be limited to the Investigator. NIAID shall not transfer the Test Article to any third party. NIAID shall maintain complete and accurate records of all quantities of Test Article received and dispersed by NIAID, as indicated in Section 5.1.3 below.

5.1.2	Company will supply the Test Article to NIAID […***…] and in quantities and conditions sufficient to complete the Protocol and on a schedule mutually agreed upon by the Parties to ensure a sufficient supply of unexpired Test Article.

5.1.3	The Company will be responsible for labeling the Test Article used in the Clinical Trial. The Test Article will be shipped to NIAID in containers marked in accordance with 21 C.F.R Section 312.6. All used containers of the Test Article shall be destroyed or otherwise disposed of in accordance with NIAID’s written standard operating procedures (“SOPs”). Written certification of such destruction or disposal shall be provided to Company by NIAID. All expired or unused Test Article shall be destroyed per NIAID’s SOPs therefore at the completion of the Clinical Trial, or termination thereof, whichever occurs first.

5.2.	Distribution.

5.2.1	Company will ship the Test Article to the Clinical Research Site, as mutually agreed by the Parties. Company will provide specific storage and/or shipping instructions for the Test Article to NIAID, who will be responsible for adhering to them, as mutually agreed by the Parties. Company warrants that any packaging for hazardous material provided by Company meets Department of Transportation regulatory requirements for use at the Clinical Research Site.

5.2.2	The Test Article must be received by the Clinical Research Site in usable condition and accompanied by Material Safety Data Sheet (MSDS), specific storage and shipping instructions, stability and/or expiration dating information and the finally signed and dated Certificate of Analysis (COA) for each lot of Test Article sent. If Company performs ongoing stability testing for each lot of Test Article sent, then Company will also provide updated retest or expiration dates for those respective lots to NIAID in a timely manner.

5.2.3	If there is evidence that the Test Article that arrived at the Clinical Research Site has not been maintained according to the defined shipping instructions or there is evidence of damage to the Test Article container or container closure system, NIAID will contact Company to inform them of the condition of the received Test Article and to determine together with Company whether the Test Article is usable or if it must be replaced. During the course of the Clinical Trial, the same process will be used whenever there is evidence that the Test Article has not been maintained according to Company’s recommended storage conditions. If the Test Article must be replaced, Company will replace it at […***…] to NIAID, or the Clinical Research Site.

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5.3.	Use.

5.3.1	NIAID will neither transfer the Test Article to parties other than the Clinical Research Site, nor will NIAID chemically modify, replicate, make derivatives of, or reverse engineer the Test Article unless required by the Protocol or mutually and expressly agreed in writing by the Parties.

5.3.2	NIAID will request that the Investigator and any Subinvestigators:

(i)	use the Test Article only in accordance with the Protocol and for no other purpose;

(ii)	not transfer the Test Article to any parties except Company; and

(iii)	not chemically modify, replicate, make derivatives of, or reverse engineer the Test Article unless required by the Protocol or as mutually and expressly agreed to, in writing, by the Parties.

5.4.	Investigator Brochure. Company will provide a current Investigator Brochure for all applicable components of the Test Article, and any later revisions and addenda to the Investigator Brochure for the Test Article to NIAID, as mutually agreed by the Parties.

5.5.	Disposition of Unused Test Article. The NIAID will require the Clinical Research Site to destroy any unused or expired Test Article upon completion of the Protocol in accordance with Section 5.1.3 above.

5.6.	Warranty. Company represents and warrants that the Test Article supplied shall be manufactured and released according to the principles of current Good Manufacturing Practice and when administered in accordance with Protocol it is suitable for human use.

5.7.	Source. In the event Company elects to terminate its development of Test Article for reasons other than safety, without the transfer of its development efforts and obligations under this Agreement to another party within […***…] of such termination, then Company will provide NIAID with Test Article for all then-enrolled Human Subjects sufficient to complete the Clinical Trial in the manner described in the Protocol.

5.8.	Termination of Development. The Company hereby grants to the NIAID a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any invention which the Company may have or obtain on Test Article, its manufacture, or on the process for use of Test Article, throughout the world, for medical research purposes related to Engraftment and Immune Reconstitution in Patients with SCID. This license will only become effective in the event the Company terminates its development of Test Article for reasons other than safety, without the transfer of its development efforts to another party within […***…] of termination, and the NIAID elects to continue the development of Test Article. This provision will become null and void upon FDA approval of the Test Article indications and marketing of the Test Article by the Company.

NIAID Sophia No. 2020-0924	Page 12 of 22

NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

6.	PROTOCOL DEVELOPMENT

6.1.	The Parties agree that enrollment in the Clinical Trial will not start until the version of the Protocol to be used has been reviewed in advance by the Protocol Team; approved (stipulations met/resolved) by the relevant IRB(s) and NIAID in writing; and submitted to the FDA, the thirty (30) calendar day wait period has been satisfied and any FDA clinical hold issues have been responded to satisfactorily. The Protocol is a product of Company and will be deemed its Confidential Information, as defined in Section 11 (Confidential Information) of this Agreement.

The Parties agree that any alteration in or amendment to the Protocol must be accepted by the Protocol Team, approved in writing by the relevant IRB(s), and submitted to the FDA, if appropriate, prior to such alteration or amendment becoming effective.

7.	CASE REPORT FORM DEVELOPMENT

Company or the CRO will be responsible for the development and subsequent revisions, if any, of the Case Report Forms, with appropriate review and comment by the Protocol Team.

8.	HUMAN SUBJECTS PROTECTION

8.1.	NIAID and Company recognize the principles of respect for persons, beneficence (including minimization of harms and maximization of benefits), and justice as stated in the Belmont Report and will apply these principles in all research covered under this Agreement. The informed consent of each Human Subject participating in the Clinical Trial at the Clinical Research Site will be obtained in accordance with 21 C.F.R. Sections 50 and 56, prospectively using an IRB approved informed consent process. The Informed Consent Form prepared by the Company may be reviewed in advance by NIAID and the Institutional Review Board (IRB). NIAID shall maintain adequate documentation of its obtainment of the informed consent of each Human Subject.

8.2.	NIAID and Company acknowledge and accept their responsibilities for protecting the rights and welfare of human research subjects set forth in 45 C.F.R. Part 46, Protection of Human Subjects (Revised November 13, 2001) and in a Certificate of Confidentiality issued by NIH in accordance with 42 U.S.C. 241(d) of the Public Health Service Act.

Therefore:

8.2.1	Any ISI that Company receives from NIH is covered by a CoC and therefore all copies of ISI are immune from the legal process, and will not, without the consent of the Human Subject, be admissible as evidence or used for any purpose in any action, suit, or other judicial, legislative, or administrative proceeding.

8.2.2	NIAID and Company will maintain the confidentiality of ISI of Human Subjects collected under the Clinical Trial and protect the privacy of each of the individual Human Subjects in the Clinical Trial unless disclosure is required by law (e.g., as required by the Federal Food, Drug, and Cosmetic Act, or state laws requiring the reporting of communicable diseases to State and local health departments), excluding instances of disclosure in any Federal, State, or local civil, criminal, administrative, legislative, or other proceeding. Prior to making any permitted disclosures, Company will ensure that any recipient of ISI protected by a CoC is aware of its confidential nature and the requirement to comply with the CoC.

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NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

8.2.3	NIAID and Company may inspect, but not copy, Human Subjects’ medical records that might also include information not directly connected to this Clinical Trial. However, NIAID and Company agree that this information will remain confidential and will not be used for any purpose other than confirmation of Clinical Trial data.

8.2.4	NIAID and Company agree that neither Party will, nor will they allow the Clinical Research Sites to, include ISI that could lead to identification of individual Human Subjects in any release of data, reports or publications related to the Clinical Trial. NIAID will require that the Investigators not include ISI that could lead to identification of individual Human Subjects in any release of data, reports or publications related to the Clinical Trial.

8.2.5	NIAID and Company agree that neither Party will, nor will they allow the Clinical Research Site to, use ISI about Human Subjects for any purpose not stated in the Protocol without the consent of the other Party and local site IRB approval. NIAID will require that the Investigators not use IPI for any purpose not stated in the Protocol and the ICF without the written consent of both Parties and appropriate IRB approval.

8.2.6	NIAID and Company agree to comply with the determinations of the IRB overseeing this Clinical Trial.

8.2.7	Specimens and data provided to Company during and after the Clinical Trial will be coded. Unequivocally, neither IPI nor the key linking coded data to individuals will be released to Company.

9.	DATA ANALYSIS AND MANAGEMENT, CLINICAL SPECIMENS AND ISOLATES

9.1.	NIAID will be responsible for securing the data obtained from the Clinical Trial at the Clinical Research Site, and promptly transferring that data to the Company.

9.2.	Company will have responsibility for the data management: collection, entry, and quality control edits (with implied verifications and documentation) and analysis of data obtained from the Clinical Trial in accordance with the Protocol.

9.3.	Prior to transfer of the data to the Company or its designee, NIAID will not allow a third party to review or use the data obtained from the Clinical Trial for any purposes without the prior express written permission of Company.

9.4.	Subject to the right of NIAID and the Investigator to publish the data from this Clinical Trial as set forth in Section 10 (Publications and Press Releases) of this Agreement, Company has the right to utilize the data reports in its possession from this Clinical Trial for all legitimate business or regulatory purposes. Company may provide any information regarding the Clinical Trial to governmental organizations including, but not limited to, the FDA, and the Securities and Exchange Commission (SEC) for all legitimate public health, regulatory or business purposes. Except for information related to regulatory or safety issues or under emergency circumstances where it is not practicable to do so and to the extent permitted by law, NIAID will not release information regarding the Clinical Trial to governmental organizations without prior written notification of the information to, and the approval of, Company.

NIAID Sophia No. 2020-0924	Page 14 of 22

NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

9.5.	During the Clinical Trial, NIAID will provide Company with clinical specimens as needed for Protocol-related purposes only. Company will […***…] the shipment of these clinical specimens from the Clinical Research Site to Company or its designated laboratory and their testing according to the Protocol.

10.	PUBLICATIONS and PRESS RELEASES

10.1.	The Clinical Trial is being conducted as part of a multi-center clinical trial. In accordance with the Protocol, data from all of centers will be pooled and analyzed for publication in a final report (“Primary Publication”). NIAID agrees that the Primary Publication to be coordinated by Company may be the first publication to present the pooled results from all sites conducting the clinical trial. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about the clinical trial, the other Party shall be provided […***…] to review the proposed publication. The publication or other disclosure shall be delayed for up to […***…] upon written request by either Party.

10.2.	Any NIAID Publications will conform to NIH publication policies. Unless requested otherwise by Company, NIAID will acknowledge Company as the source of the Test Article in any NIAID Publication resulting from the Clinical Trial.

10.3.	Recognizing that employees of either Party may play an important role in the design, analysis, and interpretation of the findings of the Clinical Trial, each Party will include appropriate individuals from the other Party in the authorship of any publications resulting from the Clinical Trial, in accordance with the generally accepted customs pertaining to authorship.

10.4.	NIAID will provide Company with a copy of any abstract, presentation, or manuscript prior to submission for a NIAID Publication with sufficient time for review and comment as provided in Section 10.1. NIAID agrees that, following Company review of any NIAID abstract and/or manuscript for the maximum periods of time specified above, if no comment is received by Company, NIAID will be free to publish, present the NIAID Publication. Company will maintain the proposed NIAID Publication as NIAID Confidential Information until such NIAID Publication is published. If Company requests additional time to file a patent application related to a NIAID Publication, that NIAID Publication re may be delayed for up to […***…] and up to […***…] for abstracts, upon written request by Company as necessary to preserve U.S. or foreign patent or other intellectual property rights.

10.5.	Each Party will provide a copy of any proposed press release to the other Party for review and comment at least […***…] in advance of such proposed press release. Each Party agrees that, following the receiving Party’s review of a proposed press release for the maximum period of time specified above, if no comment is received by the submitting Party, the submitting Party will be free to publish the proposed press release in the exact form submitted to the other Party. Company and NIAID shall each obtain prior written permission from the other before using the name, insignia, symbol(s), trademarks or logotypes associated with such party in any form of promotion or publicity, or for any representation or statement, in each case in connection with the Clinical Trial, such consent may not be unreasonably withheld..

NIAID Sophia No. 2020-0924	Page 15 of 22

NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

10.6.	The disclosure restrictions contained in this Section 10 shall not apply to the extent such disclosure is required (a) by law or regulation, and/or (b) to prevent or mitigate a serious health hazard.

11.	CONFIDENTIAL INFORMATION

11.1.	Either Party may disclose and/or receive Confidential Information under the terms and conditions of this Agreement. Each receiving Party will limit its disclosure and use of the disclosing Party’s Confidential Information to the amount necessary to conduct the Clinical Trial, and each Party will place a written confidentiality notice on all of its Confidential Information. Each Party receiving Confidential Information of the other Party agrees that Confidential Information shall be maintained as confidential and proprietary to such other Party in accordance with this Agreement, and used by it only for the purposes of the Clinical Trial. Any Party may object to the designation of information as Confidential by the other Party, provided that such objection falls within the exceptions to Confidential Information set forth in Section 1 above.

11.2.	Unless expressly provided otherwise, neither Party will disclose, copy, reproduce or otherwise make the disclosing Party’s Confidential Information available to any other person or entity without the prior express written consent of the disclosing Party unless required by a court or administrative body of competent jurisdiction, the Freedom of Information Act (FOIA), 5 U.S.C. § 552, 45 C.F.R. Part 5, or other applicable laws and/or regulations to disclose such Confidential Information, except that NIAID may disclose Company’s Confidential Information to the Investigator and Subinvestigators as required for the conduct of the Clinical Trial. NIAID will request and require the Investigator and Subinvestigators receiving Company’s Confidential Information to maintain the confidentiality of Company’s Confidential Information consistent with the terms of this Agreement.

11.3.	Each Party will use the same level of care it uses with its own Confidential Information, but no less than a reasonable level of care, in maintaining the confidentiality of the other Party’s Confidential Information. While NIAID will endeavor to control the distribution of the Protocol document itself, Company acknowledges that some Government documents are available (with abstracts) to the public under the Freedom of Information Act. In addition, NIAID requires the posting of information on the ClinicalTrials.gov registry of clinical studies by the Company, available through the NIH Website, consistent with the Food and Drug Administration Amendments Act of 2007, 121 STAT. 823. Additionally, NIAID agrees that it will provide to Company a copy of the proposed synopsis of this Clinical Trial to be posted in the NIH Clinical Trial Database for review at least […***…] in advance of the proposed posting. Company agrees that, following the review period and integration of its comments thereto within […***…], NIAID will be free to post the synopsis.

NIAID Sophia No. 2020-0924	Page 16 of 22

NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

11.4.	Each Party agrees that the receiving Party is not liable for the disclosure of Confidential Information of the disclosing Party which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given an opportunity, with the cooperation of the receiving Party, to seek a court order to enjoin such Confidential Information from disclosure.

11.5.	Each Party’s obligation to maintain the confidentiality of Confidential Information of the other Party will expire at the earlier of the date when such information is no longer Confidential Information as defined above in Section 1, or […***…] after the expiration or termination date of this Agreement. Company may request an extension to this term when necessary to protect its Confidential Information relating to […***…]. This term does NOT apply to ISI, for which the obligation to maintain confidentiality will extend indefinitely.

12.	INTELLECTUAL PROPERTY

12.1.	Ownership of any Invention conceived solely or jointly by NIAID employees, the Clinical Research Site and Investigators as a consequence of conducting the Clinical Trial and not involving the Test Article or the Company’s Confidential Information, will be determined under U.S. laws pertaining to intellectual property created in the course of federally funded research. Neither Party acquires by virtue of this Agreement any right, title, nor interest in or to any issued Patents or pending patent applications owned or controlled by the other Party. Nothing in this Agreement will be construed as granting any license or obligation to license any intellectual property owned by Company to NIAID with respect to the Test Article, other than the limited right to use the Test Article for the performance of the Protocol in accordance with the terms of this Agreement.

12.2.	NIAID Intellectual Property.

12.2.1	The Government will retain title to any Patent, pending patent applications or other intellectual property rights in Inventions conceived solely by NIAID employees in the course of the Clinical Trial.

12.2.2	NIAID agrees to notify Company of any NIAID sole or joint Invention and to disclose it to Company under an appropriate confidentiality agreement. Company may apply for nonexclusive or exclusive license rights to any such patentable Invention made by NIAID employees that might arise during the clinical research and the NIH will consider Company’s application for a nonexclusive or exclusive license consistent with 37 C.F.R. Part 404.

12.3.	Company Intellectual Property. Company will retain title to any Patents, pending patent conceived on its behalf by it, and/or by its agents and/or employees during the course of the Clinical Trial, including, without limitation any Patents, pending patent applications, or other intellectual property rights in Inventions related to, for example, the Test Article and/or the Company’s Confidential Information.

12.4.	Joint NIAID-Company Intellectual Property. NIAID and Company will have joint intellectual property rights in Inventions conceived jointly by their employees during the course of the Clinical Trial. Company may apply for a non-exclusive or exclusive license to NIAID rights in such Inventions in accordance with the 37 CFR 404.

NIAID Sophia No. 2020-0924	Page 17 of 22

NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

13.	FORCE MAJEURE

Neither Party will be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such Party to be unable to perform its obligations under this Agreement, and which it has been unable to overcome by the exercise of due diligence. In the event of the occurrence of such a force majeure event, the Party unable to perform will promptly notify the other Party. It will further use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

14.	LIABILITY, INDEMNIFICATION, INSURANCE & RESEARCH RELATED INJURY

14.1.	Liability. In view of the Anti-Deficiency Act, 31 U.S.C. § 1341, NIAID cannot agree to indemnify Company for its losses. Each Party will be liable for the losses, claims, damages, or liabilities that it incurs as a result of its activities under this Agreement except that NIAID, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act, 28 U.S.C. Ch. 171.

14.2.	Indemnification. Company will defend, indemnify and hold harmless NIAID, and its grantees and their respective employees (“Indemnitee(s)”) from any and all liabilities, damages, losses, claims, action, suits and expenses, including attorneys’ fees and court costs (collectively “Claims”) to the extent caused by the administration or use of the Test Article in the Clinical Trial in accordance with the Protocol and other instructions of the Company. Company’s control over the defense and settlement of any claim against NIAID will be subject to the consent of NIAID and the Department of Justice, and such consent may not be unreasonably withheld. The Indemnitee(s) will at all times have the right to fully participate in the defense of any Claim at their own expense and for their own account, subject to the foregoing sentence. Company’s obligation to so indemnify Indemnitee(s) will only apply if each of the following conditions is met:

14.2.1	The Claim was not proximately caused by the Indemnitee(s)’ failure to conduct the Clinical Trial in accordance with the Protocol, other instructions of the Company, and this Agreement;

14.2.2	The Claim was not caused by the negligence, recklessness or willful misconduct of any Indemnitee, provided that any action properly taken by the Indemnitee in compliance with the Protocol or written instructions from Company will be deemed, for purposes of this condition, not to be negligent, and provided further that if a Claim is jointly caused by the negligence of any Indemnitee and the administration or use of the Test Article, then Company will provide defense and indemnification solely to the extent the Claim was caused by the administration of the Test Article in accordance with the Protocol, other instructions of the Company, and this Agreement.

14.3.	Insurance. Company represents and warrants that it will maintain during the term of this Agreement or the Protocol, whichever is longer, a liability insurance policy or a program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed under this Agreement and to cover the costs of medical care required to treat or stabilize adverse reactions suffered by Human Subjects who received Test Article in accordance with the approved Protocol. Upon request, Company will provide evidence of its insurance or self-insurance to NIAID.

NIAID Sophia No. 2020-0924	Page 18 of 22

NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

14.4.	Human Subject Injury or Illness Attributable to the Test Article. Company will pay the reasonable cost of medical care required by Human Subjects for illness or injury attributable to the Test Article. For purposes of this determination and Company’s obligation under this Agreement, “attributable” means that the receipt of the Test Article and the Clinical Trial Human Subject’s illness or injury are reasonably related in time, and the illness or injury is more likely explained by the receipt of the Test Article than any other cause, including, for example, the progression of the Human Subject’s underlying disease(s). The payment or offer of payment of any amount by Company on behalf of a Human Subject or his or her healthcare insurer or other third party payer under this Section is not an admission of fault or liability by any one or more of (a) the Government or any agency thereof; (b) the Clinical Research Site, or its affiliate organizations, or (c) Company, its employees or agents, and any such payment or offer of payment will not be considered a waiver of any defense or other legal right by any of the foregoing in any legal, administrative or similar proceeding.

15.	DISPUTES

Any dispute arising under this agreement that is not disposed of by mutual agreement of the Parties will be submitted jointly to the signatories of this Agreement. If the signatories are unable to jointly resolve the dispute within […***…] after notification thereof, the dispute will be referred to the Director of NIAID (or his/her designee) and an appropriate authorized representative of Company for resolution. If the Director of NIAID (or his/her designee) and the authorized representative of Company are unable to jointly resolve the dispute within […***…], either Party may pursue any and all administrative or judicial remedies that may be available.

16.	INDEPENDENT CONTRACTORS

In the performance of all work under this Agreement, neither Party is authorized or empowered to act as agent for the other for any purpose and will not, on behalf of the other Party, enter into any contract, warranty, or representation as to any matter. Neither Party will be bound by the acts of the other Party.

17.	NON-ENDORSEMENT

By entering into this Agreement, NIAID does not directly or indirectly endorse any product or service provided, or to be provided, by Company. Company will not in any way state or imply that this Agreement is an endorsement of those product(s) or service(s) by the Government or any of its organizational units or employees. However, Company may reference or use Publications (including NIAID Publications) and reports based on the Clinical Trial for legitimate business and regulatory purposes; however, such use of references or Publications may not state any endorsement by the NIAID.

18.	AMENDMENTS

Modifications to this Agreement will not be effective unless made in writing, as mutually agreed, and signed by a duly authorized representative of each Party.

NIAID Sophia No. 2020-0924	Page 19 of 22

NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

19.	SURVIVABILITY

The provisions of Sections 2 (Clinical Research Site and Investigators), 3 (Investigational New Drug Application Sponsorship), 4 (FDA Meetings/Communications), 5 (Supply, Distribution, and Use of Test Article), 8 (Human Subjects Protection), 9 (Data Analysis and Management, Clinical Specimens and Isolates), 10 (Publications and Press Releases), 11 (Confidential Information), 12 (Intellectual Property), 14 (Liability, Indemnification, Insurance and Research Related Injury), 17 (Non-Endorsement) Section 19 (Survivability) and sub-Section 23.4; will survive the expiration or earlier termination of this Agreement.

20.	ENTIRE AGREEMENT AND SEVERABILITY

This Agreement constitutes the entire Agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any prior understanding or written or oral Agreement. The provisions of this Agreement are severable and, in the event that any provision of this Agreement will be determined to be invalid or unenforceable under any controlling body of law, such determination will not in any way affect the validity and enforceability of the remaining provisions of this Agreement.

21.	ASSIGNMENT

Neither this Agreement nor any rights or obligations of any Party hereunder will be assigned or otherwise transferred by either Party without the prior written permission of the other Party, provided that the Company may assign or otherwise transfer its rights and obligations hereunder to an acquiror of all, or substantially all, of its assets related to this Agreement, with written consent of the NIAID, such consent will not be unreasonably withheld.

22.	APPLICABLE LAW

This Agreement will be construed in accordance with Federal law as applied by the Federal courts of the District of Columbia.

23.	TERM AND TERMINATION

23.1.	Unless terminated sooner in accordance with this Section 23, this Agreement will expire upon receipt of the Completion of the Clinical Trial, as described in Section 1 above.

23.2.	If NIAID does not enroll at least […***…] Human Subject within […***…] of the site initiation visit, Company may terminate this Agreement in accordance with Section 23 hereof, with no further obligation to NIAID.

23.3.	The Parties may terminate this Agreement at any time by mutual written consent.

23.4.	Either Party may unilaterally terminate this Agreement at any time by giving written notice at least thirty (30) calendar days prior to the desired termination date.

23.5.	This Agreement may be terminated or suspended by either Party with a sixty (60) day notice to the other if any of the following conditions occur: (a) the authorization and approval to perform the Study in the United States is permanently withdrawn by the FDA, or the IRB or any other lawful authority, and is not restored within three months of such withdrawal, (b) Company deems termination appropriate upon reasonable grounds, (c) Investigator is unable to continue and an acceptable successor is not agreed.

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NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

23.6.	Upon termination hereof for any reason, the Parties shall each act responsibly to protect the health, welfare and safety of all Human Subjects.

23.7.	If this Agreement is terminated prior to completion of the Protocol, the Protocol will be completed if medically or ethically appropriate. In that event, each enrolled Human Subject will be followed through the period outlined in the Protocol and Company will supply enough Test Article to complete the Protocol.

23.8.	At the completion or earlier termination of the Clinical Trial, an accounting will be made of the Test Article and any such supplies remaining shall be returned to Company or disposed of in accordance with Section 5.1.3 above.

23.9.	In the event Company elects to terminate its obligations under the terms of this agreement, due to an unexpected dissolution, Company must notify NIAID within at least thirty (30) calendar days of the dissolution; and, provide NIAID with the resources necessary to complete the Protocol in addition to the terms of Section 5 above.

24.	CONFLICT OF INTEREST

The Investigator and each of the Subinvestigators shall complete and submit FDA Form 1572 to the Company, with annual updates as required by law.

25.	NOTICES

Any notice or report required under the terms of this Agreement will be sent to the other Party at the following addresses. Any notice will be deemed to be effective when delivered to the other Party by courier, registered mail (with return receipt), via facsimile, Portable Document Format (PDF), or email followed by conformational hard copies when requested.

For Company:

[…***…]

Jasper Therapeutics, Inc.

2200 Bridge Parkway, Ste. 102

Redwood City, CA 94065

[…***…]

For technical matters:

[…***…]

2200 Bridge Parkway, Ste. 102

Redwood City, CA 94065

For NIAID:

For Agreement matters:

NIAID-TTIPO

Attn: […***…]

5601 Fishers Lane, […***…]

Rockville, Maryland 20852 USA

For Technical matters:

[…***…]

NIAID-LCIM

[…***…]

10 Center Drive

Bethesda, MD 20814

SIGNATURES BEGIN ON THE NEXT PAGE

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NIAID Intramural Clinical Trial Agreement (Clinical Center) Jasper Therapeutics-Division of Intramural Research, NIAID	NIAID Protocol # […***…]

Company agrees with the terms of this Agreement for the Clinical Trial in accordance with the Protocol designated as Protocol No. JAS-BMT-CP-001 & -002 for JSP-191, the title of which is “A Phase 1 Study to Evaluate the Safety and Tolerability of Tandemly-purified Allogeneic CD34+CD90+ HSC Administered Following Conditioning with AMG 191 to Achieve Engraftment and Immune Reconstitution in Patients with SCID”, please have an authorized representative sign below.

FOR NIAID:

/s/ Karyl S. Barron -S	July 28, 2020
Steven M. Holland, M.D.	Date
Director, Division of Intramural Research

National Institute of Allergy and Infectious Diseases
National Institutes of Health
Department of Health and Human Services

FOR COMPANY:

/s/ Jeet Mahal	July 28, 2020
Jeet Mahal	Date
Chief Financial Officer

Jasper Therapeutics, Inc.
2200 Bridge Parkway, Ste. 102
Redwood City, CA 94065

COMPANY CLINICAL OPERATIONS APPROVAL:

/s/ Janet Hurt	July 28, 2020
Janet Hurt	Date
Vice President, Clinical Operations

Jasper Therapeutics, Inc.
2200 Bridge Parkway, Ste. 102
Redwood City, CA 94065

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